Exhibit 99.1

[Navigant Logo]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) ANNOUNCES PRICING OF

CONVERTIBLE SUBORDINATED DEBENTURES

Denver, CO; November 4, 2003 – Navigant International, Inc. (Nasdaq: FLYR) announced today the pricing of its offering of $60.0 million aggregate principal amount of its 4.875% convertible subordinated debentures due 2023 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In addition, an initial purchaser has the option to purchase up to an additional $12.0 million aggregate principal amount of debentures. The offering is expected to close on November 7, 2003, subject to customary closing conditions.

Subject to the satisfaction of certain conditions, the debentures will be convertible into shares of Navigant’s common stock at an initial conversion rate of 60.4084 shares per $1,000 principal amount of debentures, subject to adjustment. Navigant may pay the debentures on conversion in stock or cash or a combination thereof, at its discretion. The debentures will mature on November 1, 2023. Interest on the debentures will be payable at the rate of 4.875% per annum on May 1 and November 1 of each year, beginning on May 1, 2004. Beginning on November 6, 2010, Navigant may redeem some or all of the debentures for cash. In addition, on November 1, 2010, November 1, 2013 and November 1, 2018 and upon a fundamental change, holders may require Navigant to repurchase their debentures in cash. The debentures will be unsecured.

Navigant intends to use the net proceeds from the offering, together with borrowings under its previously announced new credit facility, to repay its existing $80.0 million aggregate principal amount of senior secured notes, which now accrue interest at 9.84%, and to pay associated make-whole payment premiums, and to repay the entire balance outstanding under its existing credit facility.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. Neither the convertible subordinated debentures nor the shares of common stock issuable upon conversion of the debentures have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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